UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 26, 2012

WPCS INTERNATIONAL INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-34643	98-0204758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One East Uwchlan Avenue, Suite 301, Exton, PA 19341

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (610) 903-0400

Copy of correspondence to:

Marc J. Ross, Esq.

Thomas A. Rose, Esq.

James M. Turner, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Tel: (212) 930-9700 Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 26, 2012, WPCS International Incorporated (the “Company”) received notification from The Nasdaq Stock Market (“Nasdaq”) indicating that the Company had been granted an additional 180 calendar days to regain compliance with the $1.00 minimum per share bid price required for continued listing on The Nasdaq Capital Market. Previously, on June 25, 2012, the Company was notified by Nasdaq that the Company did not meet the minimum bid price requirement for continued listing and was provided until December 24, 2012 to achieve compliance.

In accordance with Marketplace Rule 5810(c)(3)(A), the Company has 180 calendar days from the date of the Nasdaq letter, or until June 24, 2013, to regain compliance with the minimum bid price rule. To regain compliance, the closing bid price of the Company’s common stock must be at or above $1.00 per share for a minimum of 10 consecutive business days. Nasdaq may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance. If the Company does not regain compliance by June 24, 2013, Nasdaq will provide written notification to the Company that the Company’s common stock may be delisted. At that time, the Company may then appeal the delisting determination to a Hearings Panel. There can be no assurances that the Company will be able to regain compliance with the Nasdaq minimum bid price rule and thereby maintain the listing of its common stock.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WPCS INTERNATIONAL INCORPORATED

Date: December 28, 2012	By: /s/ JOSEPH HEATER
Joseph Heater
Chief Financial Officer